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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CF Industries, Inc.:

We consent to the use of our reports dated May 13, 2005, with respect to the consolidated balance sheets of CF Industries, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, cash flows and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2004, and the related consolidated financial statement schedule, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/KPMG LLP
Chicago, Illinois
June 28, 2005

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  Exhibit 23.1